Exhibit 99.1

         WEST PHARMACEUTICAL SERVICES, INC. ANNOUNCES FIRST QUARTER 2004 RESULTS

      — 77% Increase in Earnings Per Share on 13% Sales Growth (7% Due to Currency) –—
      –— Excluding Kinston-Related Costs* and One-Time Gain West Generated Pro-Forma EPS of $0.59 —

Lionville, PA, April 20, 2004 – West Pharmaceutical Services, Inc. (NYSE: WST) today announced the results of operations for its first quarter ended March 31, 2004. The Company reported net income of $7.0 million, or $0.46 per diluted share, compared to $3.8 million, or $0.26 per diluted share, for the first quarter of 2003. Sales grew 13% (7% of which was due to exchange rate differences) to $133.6 million in the first quarter, compared to $117.8 million in the 2003 period.

Operating results for the first quarters of 2003 and 2004 were significantly affected by the January 2003 loss of the Company’s Kinston, NC facility due to an explosion and fire* (see full explanation below). In addition, reported earnings for the 2004 first quarter include a gain on a sale of real estate by the Company’s Mexico affiliate. Due to the significance and complexity associated with the Kinston loss and insurance recoveries and the non-operating nature of the affiliate’s real estate gain, the Company believes that understanding operating results is aided by providing, in addition to the reported results, pro forma results excluding the effects of these items from each period, as follows:

                                                   Three Months Ended March 31
                                                  2004                     2003
                                         Operating   Earnings      Operating   Earnings
                                          Profit     Per Share       Profit   Per Share

Reported under GAAP                       $10,800       $0.46        $6,500      $0.26
Cost Associated with Plant Explosion            -           -         5,100       0.23
Additional Production Costs                 3,200        0.15         1,600       0.07
Additional SG and A Costs                     500        0.02             -          -
Equity Affiliate Gain                           -       (0.04)            -          -
                                         ---------------------      --------------------
Non-GAAP, Pro Forma results               $14,500       $0.59       $13,200      $0.56

Higher general and administrative costs in the quarter that were not associated with the Kinston loss were attributed to the effects of foreign currency, increased compensation costs, including stock-based compensation, and outside services associated with compliance with Sarbanes Oxley and FDA regulations. Pension and interest expense, and income from affiliates (excluding the Mexico affiliate gain noted above) were substantially unchanged when compared to the first quarter of 2003. In addition, the Company’s effective tax rate, at 32.8%, was higher compared to the first quarter of 2003 because of the changing geographic mix of earnings.

Pharmaceutical Systems Division

First quarter sales in the Company’s Pharmaceutical Systems Division grew by 12% (8% due to exchange rates) to $130.4 million, compared to $116.2 million in the first quarter of 2003. Sales growth occurred primarily in the European and Asian markets, with sales of pre-filled syringe components continuing to drive the European growth. Reported operating profit was slightly lower than the year ago quarter, as the Division’s North American product mix, favored lower margin disposable medical device products. During the first quarter of 2003, the Division enjoyed a significant increase in sales of higher margin items, some of which were for customers’ product stability testing.

Drug Delivery Systems Division

First quarter revenues in the Company’s Drug Delivery Systems Division grew to $3.2 million, compared to $1.6 million in the first quarter of 2003. The significant improvement is a result of higher utilization of the division’s clinical research facility. Operating loss for the quarter improved to $2.8 million, compared to a loss of $3.5 million in the 2003 first quarter, reflecting improved results in the clinical research business, which more than offset a modest increase in net spending on research and market development costs associated with the Division’s technology business.

Donald Morel, Ph.D., West’s Chairman and Chief Executive Officer, commented “Sales growth for the quarter was directly in line with our expectations, as was the impact of product mix on gross margin. More significantly, demand for our pharmaceutical systems products remains very strong in our major geographic markets. Our order backlog stood at $167 million at the end of the quarter, up $12 million compared to March, 2003.

“I am very pleased that we have been able to resume commercial production in Kinston on schedule. With the support of our customers and employees, we should be back to full production capability by the end of this year. I am also pleased to reaffirm our February 2004 guidance on sales and earnings for full year 2004.”

The Company continues to expect that sales will grow 5% to 7%, at constant exchange rates, and pro forma earnings per fully diluted share for 2004 to be in the range of $2.05 to $2.15, excluding the 2004 costs associated with the production dislocations and relocations associated with Kinston and the period costs associated with the 2003 impairment charge. West expects those costs to be between $12 million and $14 million, or $0.52 and $0.61 per share for the year and for the costs to be incurred primarily in the first three quarters of 2004.

*Explanation of Kinston-Related Costs:

As noted above, operating results for the first quarters of 2003 and 2004 were significantly affected by the January 2003 loss of the Company’s Kinston, NC facility due to an explosion and fire. As a direct consequence of that fire, the Company incurred substantial costs responding to the incident for, among other things, emergency and remediation services, legal defense and investigation, and uninsured property and liability losses. Additionally, the Company compensated for the loss of production capacity by increasing output at its remaining facilities, incurring substantial additional production and transportation costs. These additional production costs have been reflected in 2003 and 2004 quarterly results as incurred. Related insurance recoveries were recognized only as those amounts became reasonably estimable, in the second and third quarters of 2003 and, in the fourth quarter of 2003 the Company recognized the remaining recoverable insurance, reporting a substantial gain in that quarter as a result of the settlement of all related insurance claims. As a result, no insurance reimbursement is recoverable with regard to losses and expenses that are incurred in 2004.

About West Pharmaceutical Services

West is the world’s premier provider of standard-setting systems and device components for parenterally administered medicines and an emerging leader in the development of drug formulation and delivery system technologies for the nasal and targeted oral delivery of drugs. Internationally headquartered in Lionville, Pennsylvania, West supports its partners and customers from 50 locations throughout North America, South America, Europe, Mexico, Japan, Asia and Australia. For more information, visit West at www.westpharma.com.

Cautionary Statement Regarding Forward-Looking Information

Certain statements contained in this press release or in other company documents and certain statements that may be made by management of the Company orally may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historic or current facts. They use words such as “estimate,” “expect,” “intend,” “believe,” “plan,” “anticipate” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or condition. In particular, these include statements concerning future actions, future performance or results of current and anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings and financial results.

Because actual results are affected by risks and uncertainties, the Company cautions investors that actual results may differ materially from those expressed or implied in any forward-looking statement.

It is not possible to predict or identify all such risks and uncertainties, but factors that could cause the actual results to differ materially from expected and historical results include, but are not limited to: sales demand, timing of customers’ projects; successful development of proprietary drug delivery technologies, systems and products, including but not limited to risks associated with clinical trials and with the creation, use and defense of intellectual property; regulatory, licensee and/or market acceptance of products based on those technologies or generic versions of commercial products; competitive pressures; the strength or weakness of the U.S. dollar; inflation; the cost and availability of raw materials; the availability of credit facilities; and, statutory tax rates.

With respect to the explosion and fire at the Company’s Kinston, NC plant, the following factors should also be taken into consideration: the timely completion of the new production facility at Kinston and customers approval of the facility and products produced there, and achieving cost efficient levels of production in the new facility; the adequacy of insurance recoveries for property and business interruption losses; the unpredictability of existing and future possible litigation related to the explosion and the adequacy of insurance recoveries for costs associated with such litigation; government actions or investigations affecting the Company; the ability of the Company to continue to meet production requirements from other plant sites and third parties in a timely manner; the extent of uninsured costs for, among other things, legal and investigation services and incremental insurance; and regulatory approvals and customer acceptance of goods from alternate sites.

The Company assumes no obligation to update forward-looking statements as circumstances change. Investors are advised, however, to consult any further disclosures the Company makes on related subjects in the Company’s 10-K, 10-Q and 8-K reports.

— TABLES TO FOLLOW

West Reports 2004 First Quarter Results
Page 2                                              WEST PHARMACEUTICAL SERVICES, INC.
                                                    CONSOLIDATED STATEMENTS OF INCOME
                                                  (in thousands, except per share data)
                                                               Quarter Ended
                                               ----------------------------------------------
                                                    March 31, 2004          March 31, 2003
---------------------------------------------------------------------------------------------
Net sales                                       $  133,600     100%       $  117,800   100%
Cost of goods and services sold                     93,000      70             81,400    69
---------------------------------------------------------------------------------------------
  Gross profit                                      40,600      30             36,400    31
Selling, general and administrative expenses        29,000      22             24,400    21
Cost associated with plant explosion                     -       -              5,100     4
Other expense                                          800       -                400     -
---------------------------------------------------------------------------------------------
  Operating profit                                  10,800       8              6,500     6
Interest expense, net                                1,900       1              1,900     2
---------------------------------------------------------------------------------------------
  Income before income taxes                         8,900       7              4,600     4
Provision for income taxes                           2,900       3              1,300     1
---------------------------------------------------------------------------------------------
  Income from consolidated operations                6,000       4%            3,300     3%
                                                              -----                     -----
Equity in net income of affiliated companies         1,000                        500
-----------------------------------------------------------                 ----------
  Net income                                    $    7,000                  $    3,800
-----------------------------------------------------------                 ----------
Net income per share:
  Basic                                         $     0.47                  $     0.26
  Assuming dilution                             $     0.46                  $     0.26

-----------------------------------------------------------                 ----------
Average common  shares outstanding                  14,722                      14,480
Average shares assuming dilution                    15,067                      14,480
-----------------------------------------------------------                 ----------

                                     * * * * * * * * *

West Reports 2004 First Quarter Results

                WEST PHARMACEUTICAL SERVICES, INC.
                  OPERATING SEGMENT INFORMATION
                         (in thousands)

                                                 Three Months Ended
                                                      March 31

Net Sales:                                    2004            2003
                                              ----            ----
Pharmaceutical Systems                     $ 130,400      $ 116,200
Drug Delivery Systems                          3,200          1,600
                                             -------         -------
    Consolidated Total                     $ 133,600      $ 117,800
                                             =======        =======

                                                Three Months Ended
                                                     March 31

Operating Profit (Loss):                      2004           2003
                                              ----           ----
Pharmaceutical Systems                     $ 20,600       $ 20,900
Drug Delivery Systems                        (2,800)        (3,500)
Corporate costs                              (5,800)        (4,500)
Pension expense                              (1,200)        (1,300)
Costs associated with plant explosion             -         (5,100)
                                             ------         ------
    Consolidated Total                     $ 10,800       $  6,500
                                             ======         ======

                          * * * * * * * *